                                                                    EXHIBIT 12.3

                UNITED AIR LINES, INC. AND SUBSIDIARY COMPANIES

          CALCULATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                              PRO FORMA          PRO FORMA
                                         TWELVE MONTHS ENDED THREE MONTHS ENDED
                                          DECEMBER 31, 1993    MARCH 31, 1994
                                         ------------------- ------------------
Earnings:
  Earnings (loss) before income taxes...       $  (12)              $(92)
  Fixed charges, from below.............        1,145                272
  Interest capitalized..................          (51)               (10)
                                               ------               ----
    Earnings............................       $1,082               $170
                                               ======               ====
Fixed Charges:
  Interest expense......................       $  420               $ 99
  Portion of rental expense
   representative of the interest
   factor...............................          725                173
                                               ------               ----
    Fixed charges.......................       $1,145               $272
                                               ======               ====
Pro forma ratio of earnings to fixed
 charges................................          (a)                (a)
                                               ======               ====

- --------

(a) Earnings were inadequate to cover fixed charges by $63 million for the twelve months ended December 31, 1993 and $102 million for the three months ended March 31, 1994.